Exhibit 99.1

Universal Travel Group Inc. Expansion Strategy: International Travel License Franchise

Press Release Source: Universal Travel Group On Tuesday February 8, 2011, 7:00 am EST

SHENZHEN, China, Feb. 8, 2011 /PRNewswire-Asia-FirstCall/ -- Universal Travel Group Inc. ("Universal Travel Group" or the "Company") (NYSE:UTA - News), a leading travel services provider in China, offering packaged tours, air ticketing, and hotel reservation services online and via customer service representatives, announces a new business expansion strategy to franchise  the International Travel License it recently obtained from the National Travel Authority, and under which it can offer and operate international package tours worldwide, to local travel agencies throughout China.

"We have granted our franchise to three local travel agencies in Shenyang, Dalian and Qingdao. They have converted their business model, adopted our franchise operating scheme, and updated their local business registration to run this franchise officially," said Ms. Jiangping JIANG, Chairwoman and Chief Executive Officer of Universal Travel Group. This franchise strategy will allow us to expand our national footprint faster to capture the opportunities resulting from our newly received International Travel License and increase our brand recognition. As Chinese citizens are increasingly visiting foreign countries, we will be able to offer high quality tours that will be tailored to the needs of our existing customers and those of our franchisees.

Franchisees are stringently evaluated and selected base on their financial strength, scale, customer base, and experience in operating package tours. Franchisees will benefit from the Company's nationwide advertising campaigns, its well established brand name, and complete operational support, including training and an efficient booking system. Each booking by any of the franchisees will generate a fee payable to the Company.

This franchise business model will allow the Company to accelerate both revenue and market share growth and further promote its brand nationwide. It has already generated significant interest from local travel agencies and over forty local travel agencies have already expressed a strong interest in joining the franchise. The Company intends to be highly selective and only agencies that operate at the highest standards will be authorized to represent and operate under its brand.

About Universal Travel Group

Universal Travel Group Inc. (NYSE:UTA - News) is a leading China-based travel services provider, focusing on the domestic tourism market for leisure and corporate travel and offering packaged tours, air ticketing, and hotel reservation services. The Company targets geographic expansion in underpenetrated travel markets in central and western China; and it has established a second operation base in Chongqing. With the Chinese disposal income continuing to rise driving demand for domestic leisure services, the Company continues to benefit and dominate packaged tour businesses. The Company operates multi-channels sales with 24 hour call centers, online website, owned and franchised sales offices and various wholesale channels.

For more information, please visit Universal Travel Group's website at us.cnutg.com

For investor and media inquiries, please contact:
Mr. Jing XIE, Secretary of Board & Interim Chief Financial Officer
Universal Travel Group Inc.
Tel: 86-755-86319549,
Fax: 86-755-86319348,
06@cnutg.com
Website: us.cnutg.com

Christensen
Kimberly Minarovich
Tel: +1 917 533 3268
Kminarovich@ChristensenIR.com

Jenny Wu
Tel: +852 9503 0673
Jwu@ChristensenIR.com